For Immediate Release:

RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2006 RESULTS

Same Store Sales Increase 1.1%
Reported Diluted Earnings per Share of $0.56
_________________

Plano, Texas, July 24, 2006— Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended June 30, 2006.

Second Quarter 2006 Results
The Company reported total revenues for the quarter ended June 30, 2006 of $583.6 million, a $3.0 million increase from $580.6 million for the same period in the prior year. This increase of 0.5% in revenues was primarily driven by a 1.1% increase in same store sales plus an increase in incremental revenues generated in new and acquired stores, offset by the revenue lost from stores that were closed or sold during the previous twelve months.

Reported net earnings for the quarter ended June 30, 2006 were $39.8 million, or $0.56 per diluted share, representing an increase of 7.7% from the $0.52 per diluted share, or net earnings of $39.6 million for the same period in the prior year, when excluding the benefit of the 2005 tax audit reserve credit discussed below. The increase in reported net earnings per diluted share is primarily attributable to the increase in same store sales, as well as the reduction in the number of the Company’s outstanding shares, offset by increases in normal operating costs, such as utility and fuel costs, and expenses related to stock options. When including the 2005 tax audit reserve credit discussed below, reported net earnings per diluted share for the quarter increased 1.8% from the $0.55 per diluted share, or reported net earnings of $41.7 million for the same period in the prior year.

Reported net earnings per diluted share also increased as a result of a $2.0 million insurance reserve credit resulting from the use of certain company specific loss development factors developed by independent actuaries, rather than the general industry loss development factors previously used by the Company. The $2.0 million insurance reserve credit had an approximate $0.02 per diluted share benefit in the quarter ended June 30, 2006.

“Our second quarter same store sales continued a positive trend in 2006,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our same store sales increased 1.1% for the quarter, which is primarily related to changes in our promotional activities as well as an increase in the number of units on rent,” Speese continued. “In addition, we believe our customer has adjusted to the current level of fuel costs. As a result of these factors, we are raising our fiscal 2006 guidance to $2.08 to $2.15 diluted earnings per share from $2.00 to $2.10,” Speese stated.

Six Months Ended June 30, 2006 Results
Total reported revenues for the six months ended June 30, 2006 increased to $1.191 billion, a 0.8% increase from $1.182 billion for the same period in the prior year. Same store revenues for the six month period ending June 30, 2006 increased 1.4%.

Reported net earnings for the six months ended June 30, 2006 were $80.2 million, or $1.14 per diluted share, representing an increase of 5.6% from the $1.08 per diluted share, or net earnings of $82.3 million for the same period in the prior year, when excluding the benefit of the 2005 tax audit reserve and litigation reversion credits discussed below. When including these benefits in 2005, reported net earnings per diluted share for the six months ended June 30, 2006 decreased 3.4% from the $1.18 per diluted share, or reported net earnings of $89.4 million for the same period in the prior year.

Through the six month period ended June 30, 2006, the Company generated cash flow from operations of approximately $35.0 million, while ending the quarter with $41.2 million of cash on hand. During the six month period ended June 30, 2006, the Company repurchased 202,800 shares of its common stock for $4.7 million in cash under its common stock repurchase program and has utilized a total of $360.8 million of the $400 million authorized by its Board of Directors since the inception of the plan.

Operations Highlights
During the second quarter of 2006, the Company opened 9 new rent-to-own store locations, acquired 16 stores as well as accounts from 15 additional locations, consolidated 19 stores into existing locations, and sold 12 stores, for a net reduction of six stores and an ending balance of 2,749 stores. During the second quarter of 2006, the Company added financial services to 21 existing rent-to-own store locations and ended the quarter with a total of 77 stores providing these services.

Through the six month period ending June 30, 2006, the Company opened 19 new rent-to-own store locations, acquired 18 stores as well as accounts from 20 additional locations, consolidated 33 stores into existing locations, and sold 15 stores, for a net reduction of 11 stores. Through the six month period ending June 30, 2006, the Company added financial services to 38 existing rent-to-own store locations and consolidated one store with financial services into an existing location, for a net addition of 37 stores providing these services.

Since June 30, 2006, the Company has opened 1 new rent-to-own store location and acquired 1 store, as well as accounts from 4 additional locations. The Company has added financial services to 4 existing rent-to-own store locations since June 30, 2006.

2005 Reserve Adjustment Credits
2005 Tax Audit Reserve Credit. During the second quarter of 2005, the Company recorded a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. The tax audit reserve credit increased diluted earnings per share in the second quarter of 2005 by $0.03, from $0.52 per diluted earnings per share to the reported diluted earnings per share of $0.55.

2005 Litigation Reversion Credit. In addition, the Company recorded an $8.0 million pre-tax credit in the first quarter of 2005 associated with the settlement of the Griego/Carrillo litigation. This pre-tax litigation reversion credit increased diluted earnings per share for the six month period ended June 30, 2005 by $0.07. The litigation reversion credit, combined with the tax audit reserve credit in the second quarter of 2005, increased diluted earnings per share for the six month period ended June 30, 2005 by $0.10 to the reported diluted earnings per share of $1.18.

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Rent-A-Center will host a conference call to discuss the first quarter results on Tuesday morning, July 25, 2006, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,751 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 292 rent-to-own stores, 284 of which operate under the trade name of "ColorTyme," and the remaining 8 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, the estimated $2.2 million non-cash charge in the third quarter to write off the remaining unamortized balance of financing costs from our previous credit agreement, or the potential impact of acquisitions or dispositions that may be completed after July 24, 2006.

THIRD QUARTER 2006 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $584 million to $592 million.
•	Store rental and fee revenues are expected to be between $528 million and $534 million.
•	Total store revenues are expected to be in the range of $575 million to $583 million.
•	Same store sales are expected to be in the 2.5% to 3.5% range.
•	The Company expects to open 5-15 new rent-to-own store locations.
•	The Company expects to add financial services to 20-30 rent-to-own store locations.

Expenses
•	The Company expects cost of rental and fees to be between 21.7% and 22.1% of store rental and fee revenue and cost of merchandise sold to be between 73% and 78% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.5% to 60.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.
•
Net interest expense is expected to be approximately $12.0 million, depreciation of property assets to be approximately $13.5 million and amortization of intangibles is expected to be approximately $1.1 million.

•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.46 to $0.50.
•	Diluted shares outstanding are estimated to be between 70.5 million and 71.5 million.

FISCAL 2006 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $2.360 billion and $2.380 billion.
•	Store rental and fee revenues are expected to be between $2.100 billion and $2.118 billion.
•	Total store revenues are expected to be in the range of $2.318 billion and $2.338 billion.
•	Same store sales are expected to be in the 1.0% to 2.0% range.
•	The Company expects to open 60-70 new store locations.
•	The Company expects to add financial services to 100-120 rent-to-own store locations.

Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.5% to 59.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.
•
Net interest expense is expected to be between $43.0 million and $48.0 million, depreciation of property assets is expected to be between $52.0 million and $57.0 million and amortization of intangibles is expected to be approximately $4.0 million.

•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.08 to $2.15.
•	Diluted shares outstanding are estimated to be between 70.0 million and 71.5 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the Company’s ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to the Company’s customer demographic; the Company’s ability to identify and successfully enter into new lines of business offering products and services that appeal to the Company’s customer demographic, including the Company’s financial services products; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; the Company’s ability to enter into new and collect on the Company’s rental purchase agreements; the Company’s ability to enter into new and collect on the Company’s short term loans; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in estimates with respect to self insurance liabilities and income tax reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; changes in the Company’s stock price and the number of shares of common stock that we may or may not repurchase; and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarter ended March 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)
	Three Months Ended June 30,
	2006	2005	2005
		Before Tax Audit Reserve Credit	After Tax Audit Reserve Credit

Total Revenue	$583,623	$580,578	$580,578
Operating Profit	75,193	72,988	72,988
Net Earnings	39,843	39,620	41,742(1)
Diluted Earnings per Common Share	$0.56	$0.52	$0.55(1)
EBITDA	$89,670	$88,414	$88,414

Reconciliation to EBITDA:

Reported earnings before income taxes	63,291	63,553	63,553
Add back:
Interest expense, net	11,902	9,435	9,435
Depreciation of property assets	13,527	13,271	13,271
Amortization of intangibles	950	2,155	2,155

EBITDA	$89,670	$88,414	$88,414

	Six Months Ended June 30,
	2006	2005	2005
		Before Tax Audit Reserve and Litigation Credits	After Tax Audit Reserve and Litigation Credits

Total Revenue	$1,190,598	$1,182,387	$1,182,387
Operating Profit	150,677	150,980	158,980
Net Earnings	80,171	82,305	89,411 (2)
Diluted Earnings per Common Share	$1.14	$1.08	$1.18 (2)
EBITDA	$179,507	$181,966	$181,966

Reconciliation to EBITDA:

Reported earnings before income taxes	127,212	132,079	140,079
Add back:
Litigation Reversion	--	--	(8,000)
Interest expense, net	23,465	18,901	18,901
Depreciation of property assets	26,994	26,534	26,534
Amortization of intangibles	1,836	4,452	4,452

EBITDA	$179,507	$181,966	$181,966

(1)
Including the effects of a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. This credit increased diluted earnings per share in the second quarter by $0.03, from $0.52 per diluted earnings per share to the reported diluted earnings per share of $0.55.

(2)
Including the effects of an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation reversion. This pre-tax credit increased diluted earnings per share for the six month period ended June 30, 2005 by $0.07. The litigation reversion credit, combined with the $2.0 million tax audit reserve credit in the second quarter of 2005, increased diluted earnings per share for the six month period ended June 30, 2005 by $0.10 to the reported diluted earnings per share of $1.18.

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2006	June 30, 2005

Cash and cash equivalents	$41,174	$25,119
Prepaid expenses and other assets	34,133	52,566
Rental merchandise, net
On rent	633,749	574,080
Held for rent	178,667	197,639
Total Assets	2,006,846	1,930,793

Senior debt	417,155	364,500
Subordinated notes payable	300,000	300,000
Total Liabilities	1,091,096	1,041,531
Stockholders’ Equity	915,750	889,262

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended June 30,
	2006	2005
	Unaudited

Store Revenue
Rentals and Fees	$527,076	$526,639
Merchandise Sales	38,428	37,498
Installment Sales	5,728	6,618
Other	3,254	997
	574,486	571,752

Franchise Revenue
Franchise Merchandise Sales	7,892	7,443
Royalty Income and Fees	1,245	1,383
Total Revenue	583,623	580,578

Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	114,733	114,068
Cost of Merchandise Sold	28,403	28,225
Cost of Installment Sales	2,398	2,750
Salaries and Other Expenses	333,113	332,939
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	7,580	7,163
	486,227	485,145

General and Administrative Expenses	21,253	20,290
Amortization of Intangibles	950	2,155

Total Operating Expenses	508,430	507,590

Operating Profit	75,193	72,988

Interest Income	(1,399)	(1,351)
Interest Expense	13,301	10,786

Earnings before Income Taxes	63,291	63,553

Income Tax Expense	23,448	21,811

NET EARNINGS	39,843	41,742

BASIC WEIGHTED AVERAGE SHARES	69,545	74,747

BASIC EARNINGS PER COMMON SHARE	$0.57	$0.56

DILUTED WEIGHTED AVERAGE SHARES	70,640	76,001

DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.55

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Six Months Ended June 30,
	2006	2005
	Unaudited

Store Revenue
Rentals and Fees	$1,047,459	$1,045,261
Merchandise Sales	102,591	100,268
Installment Sales	11,579	13,202
Other	6,540	2,075
	1,168,169	1,160,806

Franchise Revenue
Franchise Merchandise Sales	19,973	18,787
Royalty Income and Fees	2,456	2,794
Total Revenue	1,190,598	1,182,387

Operating Expenses
Direct Store Expenses
Cost of rental and fees	227,500	226,536
Cost of Merchandise Sold	72,533	70,292
Cost of Installment Sales	4,821	5,613
Salaries and Other Expenses	671,884	666,980
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	19,136	18,029
	995,874	987,450

General and Administrative Expenses	42,211	39,505
Amortization of Intangibles	1,836	4,452
Litigation Reversion	--	(8,000)

Total Operating Expenses	1,039,921	1,023,407

Operating Profit	150,677	158,980

Interest Income	(2,859)	(2,753)
Interest Expense	26,324	21,654

Earnings before Income Taxes	127,212	140,079

Income Tax Expense	47,041	50,668

NET EARNINGS	80,171	89,411

BASIC WEIGHTED AVERAGE SHARES	69,401	74,653

BASIC EARNINGS PER COMMON SHARE	$1.16	$1.20

DILUTED WEIGHTED AVERAGE SHARES	70,445	76,036

DILUTED EARNINGS PER COMMON SHARE	$1.14	$1.18